Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective July 1, 2024 (the “Effective Date”), by and among Citizens Business Bank, (“the Bank”) and CVB Financial Corp. (“CVB” and with the Bank hereinafter collectively referred to as “the Company”) on the one hand, and David A. Brager (“Executive”) on the other hand, on the basis of the following.

WHEREAS, Executive currently serves as President and Chief Executive Officer of the Bank and CVB pursuant to an Amended and Restated Employment Agreement dated July 20, 2022 (the “Prior Agreement”); and

WHEREAS, the parties wish to amend and restate the Prior Agreement, extend the term of Executive’s employment as President and Chief Executive Officer of the Bank and CVB and make certain other changes to the terms and conditions of such employment by entering into this Agreement providing for such continued employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the sufficiency of which is acknowledged, the parties hereto covenant and agree as follows:

A. TERM OF EMPLOYMENT

1. Term. The Company hereby agrees to continue Executive’s employment as Company’s President and Chief Executive Officer, and Executive hereby accepts such continued employment with the Company, with this Agreement to be effective as of the Effective Date and continuing through June 30, 2027 (the “Extended Term”), subject however to prior termination as hereinafter provided. At the conclusion of the Extended Term, and each successive renewal term thereafter, the Agreement shall be automatically renewed for an additional one-year term, unless either party gives written notice of its intention to terminate the Agreement at least six (6) months prior to the automatic renewal date. Where used herein, “Term” shall refer to the period of the employment of Executive by the Company from the Effective Date through the end of the Extended Term and each additional one-year renewal term, or such shorter period as Executive may be employed by the Company if Executive’s employment is terminated earlier as hereinafter provided.

B. DUTIES OF EXECUTIVE

1. Duties. Executive’s duties under this Agreement shall include all ordinary and reasonable duties customarily performed by the President and Chief Executive Officer of a commercial banking institution in California, subject to the provisions of the Bank’s and CVB’s corporate bylaws and the powers by law vested in the Boards of Directors of the Bank and CVB. As such, Executive shall oversee all operational aspects of the business and activities of the Company. Executive shall render his services to the Company and shall exercise such corporate responsibilities as Executive may be directed by the Boards of Directors. Executive shall report solely to the Boards of Directors of the Bank and CVB, and shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with applicable laws.

2. Conflicts of Interest. Executive expressly agrees as a condition to the performance by the Company of its obligations herein that, during the Term, he will not, directly or indirectly, render any services of an advisory nature or otherwise become employed by, or participate or engage in, any business competitive with any businesses of the Company, without the prior written consent of the Company; provided, however, that nothing herein shall prohibit Executive from owning stock or other securities of a competitor which are relatively insubstantial to the total outstanding stock of such competitor, and so long as he in fact does not have the power to control or direct the management or policies of such competitor and does not serve as a director or officer of, and is not otherwise associated with, any competitor except as consented to by the Company. Nothing contained herein shall preclude substantially passive investments by Executive during the Term that may require nominal amounts of his time, energies and interest.

3. Performance. During the Term, Executive shall devote substantially his full energies, interests, abilities and productive time to the business of the Company. Executive shall at all times loyally and conscientiously perform all of these duties and obligations hereunder and shall at all times strictly adhere to and obey, and instruct and require, to the best of his ability, all those working under and with him strictly to adhere and obey, all applicable federal and state laws, statutes, rules and regulations to the end that the Company shall at all times be in full compliance with such laws, statutes, rules and regulations.

4. Subpoenas; Cooperation in Defense of the Company. If Executive, during the Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information (as described in Section H below) or if Executive is otherwise required by law or regulations to disclose Confidential Information, Executive will promptly, before making any such production or disclosure, notify the Company’s counsel and provide such information as the Company may reasonably request to take such action as the Company deems necessary to protect its interests. Executive agrees to cooperate reasonably with the Company, whether during the Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which Executive has direct or indirect knowledge of relevant facts or issues. If Executive is no longer employed by the Company, the Company shall reasonably compensate Executive for his time, and shall reimburse Executive for any reasonable expenses incurred, in connection with Executive’s cooperation in accordance with this paragraph.

5. Resignation as Director and Officer. The termination of Executive’s employment with the Company for any reason shall be treated as Executive’s resignation from (i) any and all director, officer and employee positions Executive has with the Company, including any positions Executive may then hold on the Boards of Directors of the Bank and CVB and committees thereof, and (ii) any and all fiduciary positions Executive may then hold with respect to any employee benefit plans or trusts established by the Company. Executive agrees that this Agreement shall serve as written notice of resignation under any such circumstance. Furthermore, Executive agrees to execute any documents evidencing such resignations that the Company may reasonably request.

C. COMPENSATION

1. Salary. In consideration of the performance by Executive of all of his obligations under this Agreement, the Bank agrees to pay Executive during the Term a base salary at the rate of nine hundred fifteen thousand dollars ($915,000.00) per year, less required taxes and withholdings. The base salary shall be payable in accordance with the Bank’s regular payroll practices. The Compensation Committee of CVB’s Board of Directors (the “Compensation Committee”) will evaluate Executive’s and the Bank’s performance annually, and may elect to adjust upward Executive’s base annual salary and other compensation from time to time, at its sole discretion.

2. Bonuses. For each calendar year in the Term, Executive shall be eligible to be considered for a bonus consistent with the Bank’s applicable executive incentive compensation program with bonuses in the range of 0% to 180% of Executive’s base salary (such base salary as in effect on such date as may be provided in the applicable program) and a target bonus opportunity of 120% of such base salary, based upon Executive’s performance and accomplishment of business, financial and individual goals during the completed fiscal year and the overall financial performance of the Bank. For 2024, the CVB Financial Corp. CEO Performance Compensation Plan adopted in March 2024 under the CVB Financial Corp. 2023 Executive Incentive Plan, will be revised using the performance goals then adopted with the applicable percentages of Executive’s base salary adjusted to the range and target percentages set forth in this Section C.2 applied to Executive’s base salary as adjusted pursuant to Section C.1 of this Agreement. The Compensation Committee retains the discretion as to whether to grant bonuses each year, and in what amounts. These bonuses are to be paid following the performance year at such time as is set forth in the applicable executive incentive compensation program (no later than March 15 of the following year), regardless of whether Executive is still employed by the Company at the time of payment.

3. Annual Equity Grants. The Compensation Committee intends to grant to Executive restricted stock units (“RSUs”), performance-based restricted stock units (“PRSUs”), and/or stock option or restricted stock annually during the Term. Beginning with grants made in 2025, the annual target grant value of the underlying equity is expected to be one hundred eighty percent (180%) of Executive’s annual base salary at time of grant. Such equity grants will be subject to the terms and conditions of the CVB Financial Corp.

2018 Equity Incentive Plan or other equity plan and award agreements entered into pursuant thereto, and shall be in such forms of awards and on such terms as may be determined from time to time by the Compensation Committee or the Committee administering the CVB Financial Corp. 2018 Equity Incentive Plan or other equity plan, in its discretion, which includes the discretion to reduce the annual target grant value of the underlying equity under such grants to Executive in any year to an amount not less than one hundred fifty percent (150%) of Executive’s annual base salary at time of grant.

D. EXECUTIVE BENEFITS

1. Group Medical, Life Insurance and 401(k) Benefits. During the Term, the Bank shall provide for Executive’s participation in medical, accident, health benefits, disability insurance, life insurance, the 401(k) plan/profit sharing plan, the executive nonqualified deferred compensation plan and other employee benefits as provided to other officers and employees of the Bank, the amount extent and scope of which shall be determined in accordance with the plans and policies adopted by the Bank as in effect from time to time, and subject to applicable legal limitations.

2. Automobile. During the Term, the Bank shall provide Executive a monthly automobile allowance in the amount of two thousand dollars ($2,000.00) in accordance with the Bank’s automobile expense reimbursement policy. Executive shall be responsible for maintaining all requisite documentation and records concerning the use of such automobile which may be necessary to ensure compliance with applicable federal and state income tax laws and regulations including, but not limited to, issues involving the determination and reporting of the taxable income of Executive and establishing the availability to the Bank of appropriate tax deductions.

3. Club Membership. During the Term, the Bank agrees to reimburse Executive for the reasonable cost (including the cost of membership initiation fee and periodic dues) of one (1) country club membership, upon submission of appropriate documentation by Executive.

E. REIMBURSEMENT FOR BUSINESS EXPENSES

Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term. The type of expenditures shall be determined by the Bank’s Board of Directors, provided that:

(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as compensation to Executive; and

(b) Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as compensation to Executive.

Provided that the Bank’s Board of Directors has granted specific approval in advance, any reasonable and customary expenses of Executive for his activities in industry association groups, or other business, industry, civic, or charitable organizations, that are not reimbursed by those organizations, will be reimbursed by the Bank to Executive upon presentation of proper documentation.

Notwithstanding any other provision of this Agreement, any reimbursements provided in this Section E or in Section D above must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred, and must be submitted to the Company no later than 30 days prior to such last day; in no event will any such reimbursements made in any one calendar year affect the reimbursements to be made in any other calendar year; and Executive’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.

F. TERMINATION

Notwithstanding any and all other provisions of this Agreement to the contrary, Executive’s employment hereunder may be terminated by the Bank and CVB, with or without Cause, in the sole and absolute discretion of the Boards of Directors of the Bank and CVB at any time. Upon any such termination, the Bank shall pay to Executive (or to Executive’s estate in the event of his death) the current base salary earned but unpaid through the date of termination, along with any earned but unused vacation pay due at the time of termination (collectively, the “Accrued Obligations”), which payment shall be made within ten (10) days after the date of termination or at such earlier time, as may be required by applicable law. The termination of Executive’s employment shall not affect any rights or benefits that Executive may have pursuant to any insurance, retirement, equity incentive, deferred compensation or other benefit plans or arrangements of the Bank and CVB, to the extent that such rights or benefits have vested prior to or as a result of such termination (the “Vested Benefits”). Any Vested Benefits shall be paid or provided solely in accordance with the terms and conditions of such other plans and arrangements. The payments, if any, provided in Sections F.1, F.2 and F.4 below, under the circumstances set forth therein, shall be in full and complete satisfaction of any and all rights and benefits that Executive might receive from his employment with the Bank and CVB, other than such other rights and benefits, if any, as are expressly set forth or referenced herein. The Bank and CVB shall have no other obligations to Executive (or to Executive’s heirs or legal representatives) upon any termination of employment, except as expressly provided below, or as otherwise required by applicable law.

1. Without Cause. If such termination occurs and is not for reasons described in Sections F.2, F.3 or F.4 below, and Executive complies with Sections H.1 and H.4 below, then, in addition to the Accrued Obligations and the Vested Benefits, the Bank shall pay to Executive an amount equal to two (2) times his then current annual base salary immediately preceding such termination, plus two (2) times Executive’s average annual bonus (if any) granted under Section C.2 (or the corresponding section of the Prior Agreement) for the last two (2) calendar years ended immediately preceding the calendar year in which such termination occurs (whether or not payment is deferred), in full and complete satisfaction of any and all rights which Executive may enjoy hereunder. The amount described in this Section F.1 shall be paid in equal installments on the Bank’s normal payroll dates during the eighteen (18) month period immediately following such termination. Such severance payments described in this Section F.1 are contingent upon Executive’s execution of the Release described in Section F.5 within the time period described therein. Any payment or payments required to be made prior to the sixtieth (60th) day following the date of termination of employment shall be held back and aggregately paid on the sixtieth (60th) day following the date of termination of employment. For purposes of this Agreement, a decision by the Company to not renew this Agreement pursuant to Section A.1 above shall not be considered a termination without Cause for any purpose under this Agreement.

2. Upon Disability or Death.

(a) Disability. Executive’s employment hereunder may be terminated by the Bank and CVB upon Executive’s inability to perform his duties hereunder as the President and Chief Executive Officer of the Bank and CVB as a result of prolonged absence from work for health reasons or physical or mental disability, illness or incapacity, for three (3) consecutive calendar months, or for shorter periods aggregating four (4) months in any twelve (12) month period, as reasonably determined by the Boards of Directors. If Executive’s employment terminates under this Section F.2(a), the Bank shall pay to Executive the Accrued Obligations and shall provide the Vested Benefits. Additionally, if Executive’s employment terminates under this Section F.2(a), all of Executive’s RSUs, PRSUs, stock options and shares of restricted stock, whether granted under Section C.3 herein, the Prior Agreement or otherwise, shall become due and/or vest fully and immediately, with PRSUs for any performance period that has not ended vested at target levels. Executive shall not have the right to receive any other compensation or benefits for any period after the termination pursuant to this Section F.2(a), except for disability benefits under any Company provided disability insurance.

(b) Executive’s Death. Executive’s employment hereunder shall terminate upon Executive’s death. If Executive’s employment terminates under this Section F.2(b), the Bank shall pay to Executive’s estate the Accrued Obligations and shall provide the Vested Benefits. Additionally, if Executive’s employment terminates under this Section F.2(b), all of Executive’s RSUs, PRSUs, stock options and shares of restricted stock, whether granted under Section C.3 herein, the Prior Agreement or otherwise, shall become due and/or vest fully and immediately, with PRSUs for any performance period that has not ended vested at target levels. Executive (and his estate, successors and beneficiaries) shall not have the right to receive any other compensation or benefits for any period after the termination pursuant to this Section F.2(b).

3. For Cause. The Company may terminate immediately Executive’s employment hereunder for “Cause”, if the Board of Directors of either the Bank or CVB reasonably determines that Executive has:

(i) willfully committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Company;

(ii) grossly neglected or willfully failed in any way to perform substantially the duties of such employment after a written demand for performance is given to Executive by the Board of Directors of the Bank or CVB which demand specifically identifies the manner in which such Board of Directors believes Executive has failed to perform his duties, and Executive fails to cure such failure within thirty (30) days following receipt of such written demand;

(iii) violated any material provision of the Company’s Code of Conduct; or

(iv) willfully acted or failed to act in any other way that violates Executive’s duties under this Agreement and that materially and adversely affects the Company.

In the event of a termination of Executive’s employment by the Company under this Section F.3, the Board of Directors shall deliver to Executive, at the time Executive is notified of the termination of his employment, a written statement setting forth in reasonable detail the facts and circumstances claimed by the Company to provide a basis for the termination of Executive’s employment under this Section F.3.

“Cause,” as defined in this Section F.3, shall not include or be predicated upon any act or omission by Executive which is taken or made: (a) at the direction of the Board of Directors; (b) in accordance with the advice of the Company’s corporate or outside legal counsel; or (c) to comply with a lawful order, subpoena, or directive from a federal, state or local government or regulatory agency or court.

If Executive’s employment terminates under this Section F.3, the Bank shall pay Executive the Accrued Obligations and shall provide the Vested Benefits. Executive shall not have the right to receive any other compensation or benefits for any period after the termination pursuant to this Section F.3. Any termination under this Section F.3 shall not prejudice any remedy which the Company may otherwise have at law, in equity, or under this Agreement.

4. Upon a Change in Control.

(a) Except for any termination pursuant to Sections F.2 or F.3 hereof, and provided that Executive complies with Sections H.1 and H.4 below, if either (i) Executive’s employment with the Company is terminated by the Bank or CVB without

Cause within one hundred eighty (180) days prior to the completion of a Change in Control (as defined below) or (ii) within one (1) year after the completion of a Change in Control, Executive’s employment with the Company is (x) terminated by the Bank or CVB or any successor to the Bank or CVB without Cause, or (y) Executive resigns his employment with the Bank and CVB for Good Reason, as defined below, then, in either case, in addition to the Accrued Obligations and the Vested Benefits, Executive shall be entitled to receive an additional amount equal to the sum of (A) two (2) times Executive’s then current annual base salary immediately preceding such termination (or, if greater, immediately preceding the Change in Control), plus two (2) times Executive’s average annual bonus (if any) granted under Section C.2 (or the corresponding section of the Prior Agreement) for the last two (2) calendar years ended immediately preceding the Change in Control (whether or not payment is deferred) and (B) a lump sum amount (adjusted upward for any applicable payroll and other taxes due) equal to twenty-four (24) months of the cost of the equivalent medical and dental plan coverage available under the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical and dental plans of the Company or any successor to the Company for active employees immediately prior to any such termination or resignation. Such amounts shall be paid (without interest or other adjustment) in equal installments on the Bank’s (or its successor’s) normal payroll dates during the eighteen (18) month period immediately following such termination. Such severance payments are contingent upon Executive’s execution of the Release described in Section F.5 within the time period described therein. Further, upon any Change in Control (as defined below), with or without Executive’s termination before or after such Change in Control, all of Executive’s RSUs, stock options and shares of restricted stock, whether granted under Section C.3 herein, the Prior Agreement or otherwise, shall become due and/or vest fully and immediately. Additionally, upon any Change in Control (as defined below), with or without Executive’s termination before or after such Change in Control, Executive’s PRSUs granted under Section C.3 herein, the Prior Agreement or otherwise for any performance period that has not ended and for which less than two (2) years of the performance period have been completed prior to the Change in Control shall vest immediately at target levels, and Executive’s PRSUs for any performance period that has ended or for which at least two (2) years of the performance period have been completed prior to the Change in Control shall vest immediately for the number of shares based on the Company’s and/or Company’s stock’s actual performance during the performance period or the completed portion of the performance period. Any payment or payments required to be made prior to the sixtieth (60th) day following the date of termination of employment shall be held back and aggregately paid on the sixtieth (60th) day following the date of termination of employment.

(b) A “Change in Control” shall be deemed to have occurred on the earliest date on which the conditions set forth in any of the following paragraphs shall have been satisfied:

(i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of CVB or the Bank possessing more than 50% of the total voting power of CVB’s or the Bank’s stock; provided, however, it is expressly acknowledged by Executive that this provision shall not be applicable to any person who is, as of the date of this Agreement, a Director of CVB or the Bank;

(ii) a majority of the members of CVB’s Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of CVB’s Board prior to the date of the appointment or election;

(iii) a merger or consolidation where the holders of the Bank’s or CVB’s voting stock immediately prior to the effective date of such merger or consolidation own less than 50% of the voting stock of the entity surviving such merger or consolidation;

(iv) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value greater than 50% of the total gross fair market value of all of the Bank’s assets immediately before the acquisition or acquisitions; provided, however, transfer of assets that otherwise would satisfy the requirements of this subsection (iv) will not be treated as a change in the ownership of such assets if the assets are transferred to:

(A) a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to the stock of the Bank held by such shareholder;

(B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly by CVB or the Bank;

(C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of CVB or the Bank; or

(D) an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person (or group of persons) that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank.

Each event comprising a Change in Control is intended to constitute a “change in ownership or effective control”, or a “change in the ownership of a substantial portion of the assets,” of CVB or the Bank as such terms are defined for purposes of Section 409A of the Internal Revenue Code and “Change in Control” as used herein shall be interpreted consistently therewith.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any transaction which merely changes the jurisdiction of incorporation of CVB or the Bank.

(c) “Good Reason” shall mean, for purposes of this Agreement:

(i) Executive’s then current level of annual base salary is reduced without Executive’s written consent;

(ii) there is (relative to Executive’s annual base salary) a material overall reduction in the employee benefits provided to Executive (including, without limitation, annual equity incentive grants, life insurance and health insurance, and incentive bonus opportunity) from the plans and benefits in effect immediately prior to the Change in Control;

(iii) Executive’s authority, duties or responsibilities are materially diminished, or Executive is required to report to an officer or employee of CVB or the Bank or their successors and not directly and solely to the Board of Directors of CVB or the Bank or their successors;

(iv) any of Executive’s salary payments, bonus payments, and/or equity incentive grants are not made or provided timely and in accordance either with this Agreement or applicable law;

(v) the principal work location to which Executive is required to report is relocated to a location more than fifty (50) miles from Executive’s principal work location at the Effective Date;

(vi) the Company or any successor to the Company either fails to assume or communicates that it intends to refuse to assume any part of this Agreement, including all of the Company’s or its successor’s obligations as set forth herein, except as otherwise required by law or regulation; or

(vii) the Company or its successor materially breaches this Agreement.

Executive’s resignation shall be for Good Reason only if Executive shall deliver to the Company, within ninety (90) days following the event constituting Good Reason, a written notice of intended resignation for Good Reason setting forth in reasonable detail the facts and circumstances claimed by Executive to provide a basis for the resignation for Good Reason. The Company shall have a period of thirty (30) days following receipt of such notice to cure such grounds for Good Reason prior to any resignation by Executive for Good Reason becoming effective. Executive shall not be entitled to resign for Good Reason if the Company effects such cure within the thirty (30)-day period. If the Good Reason condition continues to exist after such thirty (30)-day cure period, Executive may resign for Good Reason effective no later than thirty (30) days after the end of such cure period.

5. Release. As a condition to Executive receiving any payments pursuant to Sections F.1 and F.4 hereof, Executive must execute and deliver a general release to the Company not later than forty-five (45) days following the date of termination of employment, substantially in the form attached hereto as Exhibit A, releasing the Bank, CVB, their respective employees, officers, directors, stockholders and agents, and each person who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, from any and all claims of any kind or nature, whether known or unknown (other than claims with respect to payments pursuant to Sections F.1 and F.4, payment of Accrued Obligations and provision of Vested Benefits and valid claims for indemnification under Section H.5 of this Agreement) from the beginning of time to the date of termination of employment.

6. Payment on Death. Executive may designate in writing (only on the form attached hereto as Exhibit B or on any other form provided by the Bank) that is delivered by the Executive to the Bank before Executive’s death primary and contingent beneficiaries to receive the balance of any payment under any of Sections F.1, F.2(b) or F.4 that are not made prior to the Executive’s death and the proportions in which such beneficiaries are to receive such payment. The total amount of the balance of such payment shall be paid to such beneficiaries in a single lump sum payment (not discounted to present value) made within ninety (90) days following Executive’s death. Executive may change beneficiary designations from time to time by completing and delivering additional such forms to the Bank. The last written beneficiary designation delivered by Executive to the Bank prior to the Executive’s death will control. If Executive fails to designate a beneficiary in such manner, or if no designated beneficiary survives Executive, then Executive’s payment balance shall be paid to the Executive’s estate in a lump sum payment (not discounted to present value) within ninety (90) days following Executive’s death. The Company shall determine the timing of any payment within the ninety (90)-day period specified herein.

G. COMPLIANCE

1. Regulatory Provisions.

(a) Compliance with Safety and Soundness Standards. Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Executive be in excess of that considered by the Federal Reserve Board, the FDIC or the California Department of Financial Protection and Innovation to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. Any payments made to Executive, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with all applicable banking regulations, including, but not limited to, 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. Executive agrees that should any payments that are made or benefits that are provided pursuant to this Agreement be considered unsafe or unsound or otherwise prohibited by applicable law, regulation or regulatory order, Executive agrees that he shall return or otherwise reimburse the Company for the amount of such prohibited payments or benefits to the extent required by such law, regulation or regulatory order. Without limiting the foregoing, Executive agrees that he may be or become subject to, and will promptly comply with, any applicable rule or regulation that imposes any limitation or restriction on incentive compensation or requires the return or reimbursement to the Company of any payments, benefits or other compensation, including, but not limited to, return or reimbursement in connection with any incentive compensation previously paid prior to the issuance of a financial restatement as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and all regulations promulgated by any self-regulatory organization on which CVB’s common stock may then be listed or as required by any Company claw back policy, including the CVB Financial Corp. Compensation Recoupment Policy adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended, and Section 5608 of the Nasdaq Listing Rules. Without limiting the foregoing, Executive agrees that after the Effective Date, in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under federal securities laws, Executive shall return or reimburse the Company (whether or not Executive is then serving as a current executive officer of the Company) for any incentive-based compensation (including stock options, restricted stock and restricted stock units awarded as compensation) during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to Executive under the accounting restatement.

(b) Suspension and Removal Orders. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall (to the fullest extent permitted by law): (i) pay Executive the compensation withheld while its obligations under this Agreement were suspended, as though Executive was never suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c) Termination by Default. If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

2. Certain Limitations. Notwithstanding any other provision of this Agreement, if the total amounts payable pursuant to this Agreement, together with all other payments to which Executive is entitled, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), as amended, such payments either (a) shall be delivered in full or (b) shall be reduced to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, results in the receipt by Executive, on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Internal Revenue Code. Any such reduction shall be made first to the severance payment specified in Section F.4(a) hereof (if applicable), applied equally among each of the installments thereof. Any determination required under this Section G.2 initially will be made in writing by a nationally recognized accounting firm selected by CVB (the “Accountants”). For purposes of making the calculations required by this Section G.2, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code. CVB and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section G.2. CVB shall bear all fees and costs of the Accountants in connection with any calculations contemplated by this Section G.2. In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Section, such dispute shall be settled in accordance with Section H.13 herein; no such disputed payment shall be made until the dispute is settled. Any payments, however, that are not in dispute, shall be paid promptly, as otherwise required.

3. No Duty to Mitigate; No Offset. Executive shall not be required to mitigate the amount of any payments to Executive provided for under Sections F.1, F.2 and F.4 of this Agreement by seeking alternative employment during the periods for which such payments are paid. In addition, the Company shall not have any right to offset amounts earned by Executive following termination against any payments to be paid to Executive pursuant to Sections F.1, F.2 and F.4 of this Agreement in the event that Executive obtains other employment or realizes or is due any other financial gain or profit during the periods that such payments are being paid, provided that Executive continues to comply with his obligations under Sections H.1 through H.4.

4. Withholding Taxes. The Company will withhold federal, state, local or foreign income taxes, FICA taxes, and any other applicable taxes from any and all payments made hereunder as required by applicable law.

5. Section 409A Compliance. The Company and Executive intend that any payments and benefits that may be provided under this Agreement are to be exempt from or to comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and U.S. Treasury guidance issued thereunder (“Section 409A”) so as not to result in the imposition of any tax, interest charge or other assessment, penalty or addition under Section 409A. In this regard, the following provisions shall apply to this Agreement.

(a) For purposes of determining the date on which any payment is to be made or benefit provided under this Agreement, references to “termination of employment,” “employment terminates” and similar terms shall mean “separation from service” as defined for purposes of Section 409A. Any payments under Sections F.1 or F.4 shall be made or shall commence only after Executive has a “separation from service” with the Company as defined under Section 409A.

(b) Each payment provided under this Agreement shall be treated as a separate “payment” (separate from any other payment from the Company to Executive, whether or not under this Agreement) for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payment except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A, if, as of the date of Executive’s separation from service with the Company, Executive is a “specified employee” (for purposes of Section 409A(a)(2)(B)), then each payment under this Agreement that is considered to be a payment of non-qualified deferred compensation in connection with a separation from service with the Company that otherwise would have been payable at any time during the six (6)-month period immediately following such separation from service shall not be paid prior to the expiration of such six (6)-month period, and instead shall be payable in a lump sum as soon as reasonably practicable following the expiration of such six (6)-month period (or, if earlier, in a lump sum payment upon Executive’s death). This six (6)-month delay in payment shall not apply to any payment that is a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or “disability pay” or “death benefits” within the meaning of Treasury Regulation Section 1.409A-1(a)(5). Additionally, such six (6)-month delay in payment shall not apply to any payment if and to the maximum extent that such payment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any payment that qualifies for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which Executive’s separation from service occurs.

(d) In addition to any specific references to Section 409A in this Agreement, all terms and conditions of this Agreement are intended, and shall be interpreted and applied to the greatest extent possible in such manner as may be necessary, to exclude any compensation and benefits provided by this Agreement from the definition of “deferred compensation” within the meaning of Section 409A or to comply with the provisions of Section 409A.

H. GENERAL PROVISIONS

1. Company Confidential Information and Trade Secrets.

(a) During his employment with the Company, Executive has had access to and has become acquainted with, and during the Term Executive will continue to have access to and will become acquainted with, what Executive and the Company acknowledge are trade secrets and other confidential and proprietary information of the Company, including but not limited to, knowledge or data concerning the Company, its operations and business, the identity of customers of the Company, including knowledge of their financial conditions their financial needs, as well as their methods of doing business, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas for analyzing asset portfolios, marketing plans and tactics, salary and wage information, and other business information (hereinafter “Confidential Information”). Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Executive. Executive shall not disclose any of the aforesaid Confidential Information, directly or indirectly, under any circumstances or by any means, to third persons without the prior written consent of the Company, or use it in any way, except as required in the course of Executive’s employment with the Company.

(b) Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or U.S. Department of Labor), or from cooperating in an investigation conducted by such a government agency. Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (i) no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and otherwise does not disclose the trade secret, except as permitted by court order.

2. Company’s Ownership in Executive’s Work. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during Executive’s employment with the Company, either alone or jointly with others, if on the Company’s time, using the Company’s facilities, relating to the Company or to the banking industry shall be owned exclusively by the Company, and Executive hereby assigns to the Company all of Executive’s right, title, and interest in all such intellectual property. Executive agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. This provision is intended to be applied consistent with applicable law.

3. Statutory Limitation on Assignment. Executive understands that the Company is hereby advising Executive that any provision in this Agreement requiring Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides as follows:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

By signing this Agreement, Executive acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.

4. Covenant Not to Solicit Customers or Fellow Employees. If the Company or Executive terminates this Agreement for any reason, including nonrenewal at the end of the Term, Executive agrees that, for the one (1) year period following termination of Executive’s employment with the Company, Executive shall not use the Company’s Confidential Information or trade secrets to solicit the banking business of any customer with whom the Bank, CVB or a subsidiary bank is doing or has done business during the one (1) year period immediately preceding such termination, use such Confidential Information or trade secrets to encourage any such customers to stop using the facilities or services of the Company, or use such Confidential Information or trade secrets to encourage any such customers to use the facilities or services of any competitor of the Company. Executive further agrees, during the term of Executive’s employment with the Company and for a one

(1) year period following the termination of Executive’s employment with the Company for any reason, including nonrenewal at the end of the Term, not to solicit the services of any officer, employee or independent contractor of the Bank or CVB.

The covenants contained in this Section H.4 shall be considered as a series of separate covenants, one for each political subdivision of California, and one for each entity or individual with respect to whom solicitation is prohibited. Except as provided in the previous sentence, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section H.4. If in any arbitration or judicial proceeding an arbitrator or a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that a provision of this Section H.4 or any such separate covenant or portion thereof, is determined to exceed the time, geographic or scope limitations permitted by applicable law, then such provision shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. Executive hereby consents, to the extent Executive may lawfully do so, to the arbitral or judicial modification of this Agreement as described in this Section H.4.

5. Indemnification. To the fullest extent permitted by law, applicable statutes, and the Articles, Bylaws and resolutions of the Bank and CVB in effect from time to time, as applicable, the Bank and CVB shall indemnify, hold harmless and defend Executive from and against liability, claims or loss arising out of Executive’s service, actions or omissions concerning or relative to the performance of Executive’s duties, including, but not limited to judgments, penalties, taxes, fines, settlements and advancement of expenses incurred in the defense of actions, proceedings and appeals therefrom, except as otherwise required by law or regulation. The Bank’s and CVB’s respective obligations under this Section H.5 shall survive the expiration or termination of this Agreement. Without limiting the foregoing provisions, Executive agrees and acknowledges that the Company’s obligation to provide indemnification herein is expressly subject to any regulatory limitations on providing indemnification, including, but not limited to, the FDIC’s limitations in connection with any civil monetary penalties.

6. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during his employment with the Company including the Term are solely the property of the Company, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment hereunder, Executive or Executive’s representative shall make every good-faith effort to deliver possession of all of said property to the Company in good condition, as promptly as possible.

7. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below, or by facsimile, to the number specified below. Either party may change its address by written notice in accordance with this paragraph.

If to the Bank and CVB:

Citizens Business Bank and CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Attention: Chairman of the Board

Telephone: (909) 980-4030

Facsimile: (909) 481-2130

With a copy to:

Citizens Business Bank and CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Attention: General Counsel

Telephone: (909) 980-4030

Facsimile: (909) 481-2103

If to Executive:

David A. Brager

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Telephone: (559) 341-8814

8. California Law. This Agreement is to be governed by and construed under the laws of the State of California, without regard to the choice of law provisions of California, except to the extent federal law mandatorily applies, in which case this Agreement shall be governed by and construed under federal law.

9. Captions and Paragraph Headings. Captions and section and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

10. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

11. Entire Agreement. Except as provided below, this Agreement contains the entire agreement of the parties concerning Executive’s employment with Company and Executive’s severance compensation upon termination of such employment. This Agreement supersedes any and all other agreements, understandings, negotiations and discussions, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and the termination of such employment, including the Prior Agreement; provided, however, that this Agreement does not supersede the Indemnification Agreement dated June 28, 2016 by and between CVB and Executive, or any stock option agreement, restricted stock agreement, deferred compensation plan or agreement, retirement plan or program, or COBRA rights under any health care plan or program under which Executive (or his beneficiaries) may be eligible to receive benefits. Each party to this Agreement acknowledges that he or it has been represented by legal counsel in entering into this Agreement, that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by an authorized representative of the Company and Executive.

12. Receipt of Agreement. Each of the parties hereto acknowledges that it or he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

13. Arbitration. Executive and the Company agree that, to the fullest extent permitted by law, Executive and the Company will submit all disputes arising under this Agreement or arising out of or related to Executive’s employment with or separation from the Bank and/or CVB, whether arising before, during or following the end of the Term, to final and binding arbitration in Ontario, California before an arbitrator associated with JAMS or other mutually agreeable alternative dispute resolution service. All such claims must be officially initiated in arbitration by the date upon which such claims would have had to be initiated in a court of law pursuant to the applicable statute of limitations. Executive and Employer shall have the same amount of time (and no more) to file any claim against the other party as they would have if such a claim were to be filed in state or federal court. Included within this provision are any claims based on violation of local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, or similar statutes. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, consistent with applicable law, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability.

The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law. The arbitrator will be selected from a neutral panel pursuant to the Employment Arbitration Rules & Procedures for JAMS or similar rules of the selected service (“Rules of Selected Service”). Such rules can be obtained from the Bank’s Human Resources Department or from the applicable Selected Service’s website (e.g., https://www.jamsadr.com/rules-employment-arbitration/english). The arbitration will be conducted in accordance with the Rules of Selected Service. Notwithstanding anything to the contrary in the Rules of Selected Service, however, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof. The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a federal, state or local statute (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and the applicable arbitration service. In disputes where Executive asserts a Statutory Claim against the Company, or where otherwise required by law, Executive shall be required to pay only the applicable arbitration service filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs. To the extent permissible or required under applicable law, however, and following the arbitrator’s ruling on the matter, the arbitrator may or shall rule that the arbitrator’s fees and costs be distributed in an alternative manner, which in the case of a Statutory Claim shall occur only to the extent that such fee or cost award is permitted or required by the underlying statute upon which the Statutory Claim is based. In any arbitration brought under this Section, and only to the extent permissible under applicable law, including the law upon which the claim is based, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. The arbitrator shall apply the same standard with respect to the awarding of fees and costs, including whether such award is permitted or required, and against which party, as would be awarded if such claim had been asserted in state or federal court. To the maximum extent permitted by law, this mutual arbitration agreement does not prohibit or limit either the Executive’s or the Company’s right to seek equitable relief from a court, including, but not limited to, injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a dispute by arbitration. Accordingly, either party may seek provisional remedies pursuant to California Code of Civil Procedure § 1281.8(b). There will be no right or authority for any claim subject to arbitration to be heard or arbitrated on a class or collective basis, as a private attorney general, or in a representative capacity on behalf of any other person or entity. This arbitration provision is subject to and governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (“FAA”). This means that the FAA governs, among other things, the interpretation and enforcement of this Agreement and all of its provisions, including, without limitation, the enforceability of the class action waiver referenced in this Section. State arbitration laws do not apply to or govern this Agreement in any respect unless specifically referenced herein. The arbitrator shall have no authority to add to or to modify the terms described in this paragraph, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.

Notwithstanding any other provision of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include, without, limitation, claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or the Office of Federal Contract Compliance Programs. Nothing in this Agreement shall be deemed to preclude or excuse either Executive or the Company from bringing an administrative claim before any agency in order to fulfill Executive’s or the Company’s obligation to exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to predispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Section H.13 as well.

The provisions contained in this Section H.13 shall be construed as a series of separate provisions. In the event any paragraph, section, subsection, portion or provision of this arbitration agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect to the maximum extent possible.

14. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, which rights and obligations shall include but not be limited to those set forth in Section F of this Agreement. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without the Company’s written consent, provided that upon Executive’s death, Executive’s named beneficiaries, estate or heirs, as the case may be, shall succeed to Executive’s rights and benefits under this Agreement as and to the extent expressly set forth in this Agreement.

15. Applicability of Agreement. This Agreement does not create, and shall not be construed as creating, any rights enforceable by a person not a party to this Agreement (except as specifically provided in this Agreement).

16. Attorneys’ Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ costs and fees.

[REMAINDER OF PAGE BLANK]

IN WITNESS WHEREOF, the Bank and CVB have caused this Agreement to be executed by a duly authorized officer or representative and Executive has executed this Agreement to be effective as of the Effective Date.

Dated: July 1, 2024	CITIZENS BUSINESS BANK

	By:	/s/ Hal W. Oswalt
		Name:	Hal W. Oswalt
		Title:	Chairman of Board of Directors

Dated: July 1, 2024	CVB FINANCIAL CORP.

	By:	/s/ Hal W. Oswalt
		Name:	Hal W. Oswalt
		Title:	Chairman of Board of Directors

EXECUTIVE

Dated: July 1, 2024	/s/ David A. Brager
DAVID A. BRAGER

EXHIBIT A

FORM OF WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Agreement”) is entered into by and between _________ (hereinafter “Executive”), on the one hand, and CVB Financial Corp. and Citizens Business Bank (hereinafter collectively, the “Company”), on the other hand, as required by Section F.5. of the Second Amended and Restated Employment Agreement entered into between Executive and the Company as of July 1, 2024 (the “Employment Agreement”).

1. Termination of Employment. Effective ______________ (the “Termination Date”), Executive’s employment with the Company shall end and Executive will no longer be employed by the Company in any capacity.

2. Severance Pay. Provided that Executive has satisfied, in all material respects, all of the requirements contained in his Employment Agreement regarding his receipt of severance pay, including Section H of the Employment Agreement and its subsections, (which are incorporated herein as though set forth in full), the Company agrees that, eight days after receipt by the Company of a signed original of this Agreement and provided that Executive does not revoke this Agreement as set forth in Paragraph 6, below, the Company shall pay to Executive severance pay in the amount of $______________ [insert amount determined pursuant to Section F.1 or F.4 of the Employment Agreement, whichever is applicable], less all applicable state and federal withholdings (“Severance Pay”). Such Severance Pay shall be paid at the times and in the fashion described in [the applicable Section(s)] of the Employment Agreement. Executive understands and agrees that the Severance Pay provided to Executive under the terms of this Agreement is in addition to anything of value to which Executive is otherwise entitled and that Executive would not receive the Severance Pay except for Executive’s agreement to sign this Agreement and to fulfill the promises set forth herein.

3. Warranty. Executive acknowledges that, other than the Severance Pay set forth in Paragraph 2, above, he has received all wages, compensation and other benefits due him as a result of his employment with and separation from the Company.

4. Release of Known and Unknown Claims. In exchange for the agreements contained in this Agreement and the additional vesting of equity awards as specified in [the applicable Section(s)] of the Employment Agreement, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as the Company’s and any affiliated, related, parent and subsidiary corporation’s respective attorneys, agents, representatives, partners, joint venturers, successors, assigns, insurers, owners, employees, officers, and directors, past and present (hereinafter the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Executive’s employment with, or separation from the Company on or before the date of the execution of this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery (sexual or otherwise); invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation, discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the Family and Medical Leave Act, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.

Executive further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

This release of claims does not include any claim which cannot be waived by private agreement. Nothing in this release of claims shall be construed as prohibiting Executive from making a future claim with any government agency, including but not limited to the Equal Employment Opportunity Commission and the California Civil Right Department, or from cooperating with any such agency in any investigation or proceeding; provided, however, that should Executive pursue such an administrative action against the Releasees, or any of them, Executive agrees to notify such government agency that he has signed a full release of claims in favor of the Releasees. In addition, this release does not apply to any claims for unemployment compensation benefits, workers compensation benefits, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), claims for payment of Accrued Obligations and provision of Vested Benefits (as such terms are defined in the Employment Agreement), claims for payment of Severance Pay in accordance with this release and [the applicable Section(s)] of the Employment Agreement, claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA) or claims for indemnification as described in Section H.5 of the Employment Agreement, which is incorporated herein as though set forth in full.

5. Knowing and Voluntary. Executive represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the Severance Pay promised to

Executive in this Agreement. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

6. Knowing and Voluntary Waiver of Age Discrimination Claim. Executive expressly acknowledges:

•	that he has been provided Twenty-One (21) days to consider this Agreement,

•	that he was informed in writing to consult with counsel regarding this Agreement;

•	that he has had the opportunity to consult with counsel to the extent he has wanted to do so;

•

that to the extent Executive has taken fewer than Twenty-One (21) days to consider this Agreement, Executive acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time;

•	that he was informed that the Agreement is revocable by Executive for a period of seven (7) calendar days following his execution of this Agreement;

•

that any revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company (attn: Human Resources, 701 North Haven Avenue, Ontario, CA 91764) prior to the eighth calendar day following the execution of this Agreement;

•	that Executive understands that if he revokes this Agreement, he will not receive the Severance Pay; and

•	that this Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Executive’s execution of this Agreement provided that Executive does not revoke the Agreement.

7. Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

8. Confidentiality. Executive agrees not to disclose the amount of the Severance Pay to anyone other than his attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof.

9. Non-Disparagement. Executive agrees not to defame any of the Releasees’ services or business practices, to the extent Executive (i) possesses knowledge of falsity of such claims or statements, (ii) acts in reckless disregard of the truth or falsity of such claims or statements, or (iii) acts with disloyalty under National Labor Relations Act standards.

This Section does not prohibit any disclosures or activities permitted by the National Labor Relations Act, or any Federal securities laws, and does not prohibit Executive from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law. Nothing in this Agreement prevents Executive from discussing or disclosing information about the terms and conditions of employment at the Company or unlawful acts in the workplace, such as harassment or discrimination, retaliation, unfair labor practices, or any other conduct that Executive has reason to believe is unlawful.

10. Cooperation in Defense of the Company. The terms of Section B.4. of the Employment Agreement are incorporated herein as if set forth in full.

11. Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

12. Modification. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

13. Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

14. Entire Agreement/Integration. This Agreement, any confidentiality, proprietary information, or inventions agreements signed by Executive during his employment with the Company (all of which survive the termination of the employment relationship), and all relevant portions of the Employment Agreement which survive the termination of the employment relationship (Sections H.1 through H.16, inclusive), constitute the entire agreement between Executive and the Company concerning the terms of Executive’s employment with and separation from the Company and the compensation related thereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

15. Arbitration. Any and all disputes or claims arising out of or in any way related to this Agreement including, without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before an arbitrator as set forth in Section H.13. of the Employment Agreement, which is incorporated herein as thought set forth in full.

16. Attorneys’ Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ costs and fees.

[REMAINDER OF PAGE BLANK]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

DAVID A. BRAGER

Date:

CITIZENS BUSINESS BANK

By:	Date:
Its:

CVB FINANCIAL CORP

By:	Date:
Its:

EXHIBIT B

BENEFICIARY DESIGNATION FORM

Pursuant to Section F.6 of the Second Amended and Restated Employment Agreement dated as of July 1, 2024 (the “Employment Agreement”), by and among Citizens Business Bank, CVB Financial Corp. and David A. Brager (“Executive”), Executive hereby designates the following persons as the primary and contingent beneficiaries to receive the balance of any payments due to Executive under any of Sections F.1, F.2(b) or F.4 of the Employment Agreement that are not made prior to Executive’s death and the proportions in which such beneficiaries are to receive such payments. Any distribution to a beneficiary shall be in the form of a lump sum payment made in accordance with the Employment Agreement.

Primary Beneficiary(ies)

You may designate anyone you wish, subject to spousal consent requirement. (check one)

☐	A. 100% to my spouse, if living;

☐	B. To the following beneficiary(ies) in the proportion(s) shown:

Name:

Relationship:

Proportion:

Name:

Relationship:

Proportion:

Name:

Relationship:

Proportion:

Name:

Relationship:

Proportion:

Secondary Beneficiary(ies). If one or more of the beneficiaries I have designated above dies before me, and there are benefits remaining at my death, the benefits shall be paid to the remaining beneficiaries I have chosen above, in the proportions shown above. If everyone I have chosen above dies and there are benefits remaining at my death, the benefits shall be paid to:

Name:

Relationship:

Proportion:

Name:

Relationship:

Proportion:

Name:

Relationship:

Proportion:

Name:

Relationship:

Proportion:

I hereby revoke all previous Beneficiary Designations made under the Employment Agreement.

Signature of Executive:
	David A. Brager	Date

Note: If Executive is married at time of his death and designates less than 100% to his surviving spouse, such designation to persons other than his surviving spouse shall not be effective unless the Spousal Consent to this Beneficiary Designation Form is signed by such surviving spouse.

Spousal Consent to Beneficiary Designation

I, the undersigned, am the legally married spouse of David A. Brager, and I hereby consent to the above beneficiary designations. I understand that by consenting to such beneficiary designations, I waive any right to receive any payments of compensation for which others are named as beneficiaries in the event that my spouse dies while entitled to any of the specified payments under the Employment Agreement.

Signature of Spouse:
Date

Spouse’s Name:
Date